Dated: October 27th 2015

EXHIBIT A
TO THE CUSTODY AGREEMENT BETWEEN
360 FUNDS TRUST
AND FIFTH THIRD BANK

October 27th, 2015

Name of Fund	Date
Stringer Growth Fund	04/01/2013
WP Large Cap Income Plus	07/15/2013
Stringer Moderate Growth Fund	03/01/2015
HedgeRow Income & Opportunity Fund	11/01/2015

By:	/s/ Brandon J. Byrd

Its:	COO

Date 10/27/2015

FIFTH THIRD BANK

By:	/s/ Ryan Heinrich

Its:	Vice President